EXHIBIT 31.2

ANNUAL OFFICER’S CERTIFICATE

WORLD OMNI FINANCIAL CORP.

The undersigned, duly authorized representative of World Omni Financial Corp., as Servicer, pursuant to Section 4.10 of the Sale and Servicing Agreement, dated as of February 1, 2005, among World Omni Auto Receivables Trust 2005-A, as Issuer, World Omni Auto Receivables LLC, as Seller and World Omni Financial Corp., as Servicer (the “Series 2005-A Sale and Servicing Agreement”), does hereby certify that a review of the activities of the Servicer during the period from January 1, 2005 through December 31, 2005, has been made under my supervision with a view to determining whether during such period the Servicer has performed and observed all of its obligations under the Series 2005-A Sale and Servicing Agreement. To the best of my knowledge, no default by the Servicer under the Series 2005-A Sale and Servicing Agreement has occurred and is continuing. Capitalized terms used but not defined herein are used as defined in the Series 2005-A Sale and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 29th day of March, 2006.

By:	/s/ Victor A. De Jesus
Name:	Victor A. De Jesus
Title:	Vice President and
Chief Financial Officer of
World Omni Financial Corp., as Servicer on behalf of the Trust